Exhibit (a)(1)(e)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange Stock Options Granted Between August 4, 2005 and September 1, 2006 for New Options

Advanced Analogic Technologies Incorporated (“AnalogicTech”) has received your election form dated [                    ], by which you elected to have some or all of your eligible outstanding options (those options granted between August 4, 2005 and September 1, 2006) cancelled in exchange for new options, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you. A properly completed and signed copy of the election form must be received by facsimile, e-mail, portable document format (PDF) or by hand delivery on or before 5:00 p.m., Pacific Time, on January 17, 2007 by:

Connie Pat

Advanced Analogic Technologies Incorporated

830 East Arques Avenue

Sunnyvale, California 94085

Fax: (408) 716-2539

E-mail: conniepat@analogictech.com

Only responses that are complete, signed and actually received by Connie Pat by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Connie Pat at:

Advanced Analogic Technologies Incorporated

830 East Arques Avenue

Sunnyvale, California 94085

(408) 737-4629

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, AnalogicTech will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when AnalogicTech gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. AnalogicTech’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Richard K. Williams, dated December 15, 2006; (3) the election form; and (4) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.